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                                                                     Exhibit 99

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Contact:  Warren Bechtel
          201-291-3672


                         MoneyGram Announces Stock Repurchase Program


          Saddle Brook, NJ, December 24, 1997 -- MoneyGram Payment Systems, Inc. (NYSE:MNE) announced today that its Board of Directors has authorized a Stock Repurchase Program under which up to 800,000 shares of the Company's common stock may be repurchased. Purchases may be made from time to time at prevailing prices in the open market, by block purchase or in private transactions. The Stock Repurchase Program may be discontinued at any time. The repurchased shares will be available for reissuance pursuant to the provisions of employee benefit plans and for other corporate purposes. The Company has 16,625,000 shares of common stock outstanding.

          MoneyGram Payment Systems, Inc. is a leading non-bank provider of consumer money transfer and other financial services. Through the MoneyGram network of more than 22,000 convenient agent locations, customers can wire cash in minutes to more than 100 countries throughout the world. MoneyGram ExpressPayment-SM- service enables credit card issuers, mortgage servicers, finance companies, collections companies and others to collect good-funds payments from delinquent debtors within hours. The Company was organized in January 1996 and completed the initial public offering of its common shares on December 11, 1996.

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